EXHIBIT 99.1

RBC Life Sciences®
May 8, 2009

RBC Life Sciences’ North American Nutritional Supplements and Medical Products Sales Increased, Year over Year, during the First Quarter of 2009

Irving, Texas (RBC Life Sciences: OTCBB: RBCL) — RBC Life Sciences, Inc., a provider of proprietary nutritional supplements, wound care and pain management products, reported today that its North American nutritional supplements and medical products sales grew, year-over-year, during the first quarter of 2009.

U.S. and Canadian sales of RBC Life Sciences’ nutritional supplements and body care products increased to $1.49 million during the first quarter of 2009 compared to $1.47 million during the first quarter of 2008. The company’s MPM Medical, Inc., brand saw its wound care and pain management products sales increase 10 percent to $1.50 million during the first quarter this year compared to $1.36 million during the same quarter of 2008.

RBC Life Sciences reported company-wide net sales of $6.02 million for the quarter ended March 31, 2009, compared to net sales of $6.35 million for the same quarter last year. The company also reported a net loss of $171,000, or $0.01 per share, during the first quarter of 2009 compared to net earnings of $355,000, or $0.02 per share, in 2008.

“One of our priorities late last year was to invest in the expansion of our domestic network marketing sales base,” said RBC Life Sciences President and CEO, John W. Price. “We believe this investment is bearing fruit and will reward us moving forward, although our first quarter expenses exceeded the gross profit we generated from increased sales.

“Meanwhile, MPM Medical’s pain management and wound care products are becoming increasingly popular within the medical field.”

In addition to the investment to expand the North American sales base, first-quarter results were also affected by the delay in planned shipments to certain international licensees. As a result of some logistical factors, certain shipments scheduled for March 2009 were not shipped until April 2009.

Despite tough economic conditions, RBC Life Sciences has added approximately 2,000 new independent Associates since launching its domestic network marketing rebuilding effort in November 2008. The company soon will introduce a revised Associate compensation system that will be one of the industry’s most-rewarding commission plans.

Mr. Price, who was promoted to CEO in January, began laying the framework in early 2008 for increased domestic and international growth across the company’s nutritional supplements and medical products brands. In addition to hiring a sales director, communications director, science and technology director and a new vice president of marketing, Mr. Price recruited a strategic-growth veteran to the board of directors.

About RBC Life Sciences

RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements and personal care products to a growing population of consumers seeking wellness and a healthy lifestyle. Under its MPM Medical brand, RBC Life Sciences also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the Company's Web site at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange

Contacts:
Alan Van Zelfden
RBC Life Sciences
972-893-4050
alan.vanzelfden@rbclifesciences.com

Steve Brown
RBC Life Sciences
972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences First Quarter 2009

May 8, 2009

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended March 31,
	2009	2008

Net sales	$6,016	$6,348
Gross profit	3,139	3,503
Operating profit (loss)	(161)	612
Earnings (loss) before income taxes	(203)	567
Provision (benefit) for income taxes	(32)	212
Net earnings (loss)	(171)	355

Earnings (loss) per share – basic and diluted	$(0.01)	$0.02

Weighted average shares outstanding – basic	21,917	21,114
Weighted average shares outstanding – diluted	21,917	22,573

RBC Life Sciences, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$5,631	$4,973
Inventories	5,202	5,707
Other current assets	2,467	2,245
Total current assets	13,300	12,925
Other assets	7,031	6,841
Total assets	$20,331	$19,766

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$2,781	$3,228
Deferred revenue	5,450	4,279
Other current liabilities	147	144
Total current liabilities	8,378	7,651
Other liabilities	2,708	2,728
Shareholders’ equity	9,245	9,387
Total liabilities and shareholders’ equity	$20,331	$19,766

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